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                                                                    EXHIBIT 3.1

                                CERTIFICATE OF AMENDMENT
                                           OF
                              CERTIFICATE OF INCORPORATION
                                           OF
                                    DAY RUNNER, INC.


              DAY RUNNER, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that;

                  FIRST: At a meeting of the Board of Directors of the Corporation, the Board duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

                  SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

                  THIRD: The resolution setting forth the amendment approved by the vote of the stockholders and the Board is as follows:

                  RESOLVED, that the first paragraph of Article IV of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

     "The total number of shares of all classes of stock which the corporation is authorized to issue is 30,000,000 shares, consisting of 29,000,000 shares of Common Stock having a par value of $0.001 per share (the `Common Stock') and 1,000,000 shares of Preferred Stock having a par value of $0.001 per share (the `Preferred Stock'). Upon amendment of this Article IV, each five shares of Common Stock outstanding is combined and converted into one share of Common Stock. No fractional shares or scrip shall be issued in connection with the combination and all calculations that would result in the issuance of fractional shares shall be rounded to the nearest whole share (with .5 being rounded up)."

FOURTH: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Day Runner, Inc. has caused this Certificate of Amendment to be signed by Mark Vidovich, its authorized officer, this 27th day of April, 2000.

                                              DAY RUNNER, INC.

                                              Mark Vidovich
                                              --------------------------
                                              Chairman of the Board